UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  Schedule 13G


                    Under the Securities Exchange Act of 1934


                                AUTHORISZOR INC.
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
                         (Title of Class of Securities)

                                    052673100
                                 (CUSIP Number)

                                December 4, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
         [ ]     Rule 13d-1(b)
         [x]     Rule 13d-1(c)
         [ ]     Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 052673100              Schedule 13G                  Page 2 of 6 Pages




--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Brian Edmondson

--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   [  ]

                                                                     (b)   [  ]


--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United Kingdom

--------------------------------------------------------------------------------

                   5    SOLE VOTING POWER

    NUMBER OF                    1,527,637
                   -------------------------------------------------------------
      SHARES
                   6    SHARED VOTING POWER
   BENEFICIALLY
                                   0
     OWNED BY      -------------------------------------------------------------

       EACH        7    SOLE DISPOSITIVE POWER

    REPORTING                    1,527,637
                   -------------------------------------------------------------
   PERSON WITH
                   8    SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           1,527,637

--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  [  ]

--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  7.4%

--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 052673100              Schedule 13G                  Page 3 of 6 Pages


Item 1.

         (a)      Name of Issuer:
                  --------------

                  Authoriszor Inc.


         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  Windsor House, Cornwall Road,
                  Harrogate, North Yorkshire, United Kingdom
                  HG1 2 PW


Item 2.

         (a)      Name of Person Filing:
                  ---------------------

                  Brian Edmondson

         (b)      Address of Principal Business Office or, if none, Residence:
                  -----------------------------------------------------------

                  86 Ecclesfield Road, Chapeltown, Sheffield, S35 1TE, England


         (c)      Citizenship:
                  -----------

                  United Kingdom

         (d)      Title of Class of Securities:
                  ----------------------------

                  Common Stock, $0.01 par value

         (e)      CUSIP No.:
                  ---------

                  052673100

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

CUSIP No. 052673100              Schedule 13G                  Page 4 of 6 Pages



Item 4.           Ownership

         (a)      Amount Beneficially Owned:
                  -------------------------

                  1,527,637

         (b)      Percent of Class:
                  ----------------

                  7.4%

         (c)      Number of shares as to which the person has:
                  -------------------------------------------

                        (i)         sole power to vote or to direct the vote:

                                    1,527,637

                       (ii)         shared power to vote or to direct the vote:

                                    0

                      (iii) sole power to dispose or to direct the disposition of:

                                    1,527,637

                       (iv) shared power to dispose or to direct the disposition of:

                                    0

Item 5.           Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
Person

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not Applicable.


Item 8.           Identification and Classification of Members of the Group

                  Not Applicable.

CUSIP No. 052673100              Schedule 13G                  Page 5 of 6 Pages



Item 9.           Notice of Dissolution of Group

                  Not Applicable.

Item 10.          Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 052673100              Schedule 13G                  Page 6 of 6 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 11, 2002



                                              By: /s/ Brian Edmondson
                                                 -------------------------------
                                                 Brian Edmondson